Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-160076 on Form S-3 of our report dated June 26, 2009, relating to the consolidated financial statements and financial statement schedules of Flow International Corporation and subsidiaries and the effectiveness of Flow International Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Flow International Corporation and subsidiaries for the year ended April 30, 2009, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, Washington
July 13, 2009